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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0362
FORM 5                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ] Form 3 Holdings Report
[ ] Form 4 Transactions Reported
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1. Name and Address of Reporting Person*

   Wilbore                           Kelvin                           C.
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   (Last)                            (First)                       (Middle)

   5075 Cascade Road SE, Suite K
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                                     (Street)

   Grand Rapids                        MI                           49546
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   (City)                            (State)                        (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   BestNet Communications Corp. (BESC)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

   Not Applicable (Canadian)
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4. Statement for Month/Year

   08/31/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [X] Other (specify below)
    Vice President - Served as Director unti July 25, 2002.
   ------------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             |             |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             |             | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | Transaction |       |(A)|      | of Year  | Indirect | ship
Title of Security                         | Date        | Code        | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | (Instr. 8)  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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Common Stock                                 08/30/02     A             2,000   A  $.73      2,000       D
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Common Stock                                 08/30/02     S             2,000   D  $1.50         0       D
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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |of     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |       |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |       |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Trans- |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |action |(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |Code   |4 and 5) |Date    | Expira-|      |Number|ity    | Year    |(I)   |ship
Security             |Secur- |Day/    |(Instr.|-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |8)     |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
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Stock Options(1)      $.73    02/22/02  A     100,000    02/23/02 02/22/12 Common 100,000         290,000     D
 (right to buy)                                                            Stock
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Stock Options(1)      $1.03   07/25/02  A      30,000    07/25/02 07/25/12 Common  30,000         320,000     D
 (right to buy)                                                            Stock
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Stock Options         $.73    08/30/02  S       2,000    02/23/02 02/22/12 Common   2,000 $1.50   318,000     D
 (right to buy)                                                            Stock
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Explanation of Responses:

(1) These options were granted at fair market value on the date of grant for service on Company's Board of Directors.

/s/ Kelvin C. Wilbore                          10/11/02
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**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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